UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2012

ANTARES PHARMA, INC.

(Exact name of registrant specified in its charter)

Delaware	1-32302	41-1350192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Princeton South, Suite 300, Ewing, NJ		08628
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone, including area code: (609) 359-3020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On July 6, 2012, pursuant to the Company’s long-term incentive program, the Compensation Committee of the Board of Directors (the “Committee”) of Antares Pharma, Inc. (the “Company”) approved stock option awards to purchase the Company’s common stock, $.01 par value, and performance stock unit awards to certain of its executive officers. The awards made on July 6 supplement the stock option awards made on May 17, 2012 (as reported in the Company’s periodic report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2012).

Pursuant to the Company’s long-term incentive program, the Company makes grants in the form of incentive stock options and performance based restricted stock units to executive officers that approximate the median value of annual awards granted by other companies in the Company’s peer group. Two thirds of the annual equity award value for each senior officer is delivered in the form of stock options and one third is delivered in the form of performance based restricted stock units, in each case granted under the Company’s 2008 Equity Compensation Plan, as amended (the “2008 Plan”).

The stock options granted on May 17, 2012 were based on the peer group review completed by Buck Consultants in December 2010 (using data from 2009). Buck Consultants provided an updated peer group review in June 2012, which takes into account the Company’s strong growth and recent market changes in comparison to the peer group used for Buck’s 2010 review and is comprised of 15 drug delivery and specialty pharmaceutical companies that are of comparable size to the Company in terms of market cap or revenues as of December 31, 2011.

As a result of the updated peer group review, the median value of annual awards granted by other companies in the Company’s peer group increased. Taking into account this increase, on July 6, 2012, the Committee awarded the following stock option awards to the Company’s named executive officers to supplement the May 17, 2012 stock option grants (such that on a combined basis the stock options represent approximately two-thirds of the median value applicable to each executive officer):

Named Executive Officer	Position	Number of Shares subject the Option
Dr. Paul Wotton, Ph.D.	President, Chief Executive Officer and Director	110,293
Mr. Robert F. Apple	Executive Vice President, Chief Financial Officer and President of the Parenteral Products Group	21,658
Dr. Kaushik J. Dave, Ph.D.	Executive Vice President of Product Development	34,112

The stock options were granted on the same standard terms and conditions as other stock options granted pursuant to the 2008 Plan.

In addition, the Committee awarded the following performance stock unit awards to the named executive officers of the Company (representing approximately one-third of the median value applicable to each named executive officer, based on the updated peer group review):

Named Executive Officer	Minimum Number of Actual Shares That May Be Earned	Target Number of Shares that May Be Earned	Maximum Number of Actual Shares That May Be Earned
Dr. Paul Wotton, Ph.D.	0	54,773	82,159
Mr. Robert F. Apple	0	25,039	37,558
Dr. Kaushik J. Dave, Ph.D.	0	21,127	31,690

The performance stock unit awards will be earned and vested and convert into actual shares of the Company’s common stock based on the Company’s attainment of certain performance goals measured over a three-year or four-year period beginning January 1, 2012 and ending December 14, 2014 or December 31, 2015, respectively, and the senior officer’s continued employment with the Company through the applicable performance period. The actual number of shares of the Company’s common stock into which the performance stock units may convert will be calculated by multiplying the number of performance stock units by a performance percentage ranging from 0% to 150% based on the attained level of Company performance as measured in terms of the following three performance goals: third-year (i.e., 2014) net revenue targets, 4-year new drug application completion for a particular product and timing targets for the commercial launch of a particular product. All of the performance criteria are equally weighted. For purposes of the third-year (2014) net revenue targets and commercial launch of a particular product, the performance period is from January 1, 2012 – December 31, 2014 and for the 4-year new drug application of a particular product, the performance period is January 1, 2012 – December 31, 2015.

The performance stock unit awards were granted on the same standard terms and conditions as other performance stock units granted pursuant to the 2008 Plan. With respect to performance stock unit awards made pursuant to the Company’s long-term incentive program, the Committee has the discretion to set the performance criteria as it determines appropriate. Grants made in 2013 and thereafter may have performance criteria that vary from those in place for the July 2012 grants.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

10.1+*	Form of Performance Stock Unit Grant

+	Indicates management contract or compensatory plan or arrangement.

*	Certain information in this exhibit has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.

Date: July 12, 2012	By:	/s/ Paul K. Wotton

	Name: Title:	Dr. Paul K. Wotton President and Chief Executive Officer

.

EXHIBIT INDEX

Exhibit No.	Exhibit

10.1+*	Form of Performance Stock Unit Grant

+	Indicates management contract or compensatory plan or arrangement.

*	Certain information in this exhibit has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to an application for confidential treatment.